Exhibit 10.1

Execution Version

CONFIDENTIAL

October 22, 2017

Osteon Holdings, L.P.

c/o TPG Global, LLC

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitments of TPG Partners VII, L.P., a Delaware limited partnership (the “Fund”), subject to the terms and conditions contained herein, to purchase, directly or indirectly, certain equity interests of Osteon Holdings, L.P., a newly formed limited partnership (“Parent”) with de minimis assets. It is contemplated that, pursuant to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Exactech, Inc., a Florida corporation (the “Company”), Parent and Osteon Merger Sub, Inc., a Florida corporation and a wholly-owned direct or indirect Subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned direct or indirect subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.    Commitments. The Fund hereby commits (its “Commitment”), subject to the terms and conditions set forth herein, that, at or prior to the Closing, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent with an aggregate purchase price not to exceed $624,704,000, which will be used to either (i) fund all amounts required to be paid by the Parent at the Closing pursuant to Section 2.02 of the Merger Agreement (the “Closing Commitment”), or (ii) fund the amount of monetary damages required to be paid by Merger Sub in accordance with Section 9.12(c)(iv) of the Merger Agreement (the “Damages Commitment”) (but, for the avoidance of doubt, not both of clause (i) and clause (ii)).

2.    Conditions. The Fund’s Closing Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the continued satisfaction or waiver of each of the conditions set forth in Section 7.01 and Section 7.03 of the Merger Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) and (iii) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement. The Fund’s Damages Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the continued satisfaction or waiver of each of the conditions set forth in Section 7.01 and Section 7.03 of the Merger Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) and (iii) a final judgment awarding monetary damages being entered against Parent in accordance with

Section 9.12(c)(iv) of the Merger Agreement and the Merger not having been consummated within the three (3) Business Day period set forth therein. The Fund may allocate all or a portion of its investment to other Persons; provided, however, that no such allocation shall reduce its Commitment hereunder or limit its obligations in respect of the Closing Commitment or the Damages Commitment unless such Persons actually contribute proceeds to Parent and such proceeds are used to fund the amounts described in Section 1 above. If the amount required to be paid by Parent pursuant to the Merger Agreement is less than the Fund’s Closing Commitment, its Closing Commitment hereunder will be reduced on a dollar-for-dollar basis accordingly, and if the amount of monetary damages required to be paid pursuant to Section 9.12(c)(iv) of the Merger Agreement is less than the Fund’s Damages Commitment, its Damages Commitment will be reduced on a dollar-for-dollar basis accordingly.

3.    Representations and Warranties.

(a)    The Fund hereby represents and warrants that:

(i)    it has all requisite limited partnership power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of the Fund’s partnership agreement or any Law, Judgment or contractual restriction binding on the Fund or its assets;

(ii)    all consents, approvals or authorizations of, and all filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement by the Fund have been obtained or made and all conditions thereof have been duly complied with in all material respects by the Fund, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Agreement by the Fund;

(iii)    assuming due execution and delivery of the Merger Agreement by all parties thereto and of this Agreement by the Fund, this Agreement constitutes a legal, valid and binding obligation of the Fund enforceable against the Fund in accordance with its terms; and

(iv)    the Fund has the financial capacity to pay and perform its obligations under this Agreement, and all funds necessary for the Fund to fulfill its obligations under this Agreement shall be available to the Fund for so long as this Agreement shall remain in effect in accordance with Section 11 hereof.

(b)    The Company hereby represents and warrants that:

(i)    it has all requisite corporate or other power and authority to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and does not contravene any provision of the Company’s organizational documents or any Law, Judgment or contractual restriction applicable to or binding on the Company or its assets;

(ii)    all consents, approvals or authorizations of, and all filings with and notifications, to any governmental authority necessary for the due execution, delivery and performance of this Agreement by the Company have been obtained or made and all conditions thereof have been duly complied with in all material respects by the Company, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Agreement by the Company; and

(iii) assuming due execution and delivery of the Merger Agreement by all parties thereto (other than the Company) and of this Agreement by the Fund, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.    Parties in Interest; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Agreement is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein, provided, however, that (i) the Company shall have the enforcement rights provided in Section 5 of this Agreement, and no others, and (ii) each Non-Recourse Party is an express third-party beneficiary hereof and any Non-Recourse Party may rely on and enforce the provisions of Section 6 hereof.

5.    Enforceability. This Agreement may only be enforced by (i) Parent at the direction of the Fund and (ii) the Company in accordance with the Company’s rights under clause (ii) of Section 9.12(b) (with respect to the Closing Commitment) or Section 9.12(c)(iv) (with respect to the Damages Commitment) of the Merger Agreement. Neither Parent’s creditors nor any other Persons (other than the Company to the extent provided herein) shall have any right to enforce this Agreement or to cause Parent to enforce this Agreement.

6.    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Merger Agreement, the Rollover Agreement, the Confidentiality Agreement referred to in Section 6.02 of the Merger Agreement or in any agreement or instrument delivered or contemplated thereby (collectively, the “Transaction Agreements”) or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Agreement, the other Transaction Agreements and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Company or any of its Affiliates, and notwithstanding the fact that the Fund is a limited partnership, by its acceptance of the benefits of its rights under this Agreement, the Company covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:

(a)    no Non-Recourse Party (as hereinafter defined) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) Parent’s obligation to make the payments at the Closing under Section 2.02 of the Merger Agreement, (ii) Parent’s obligation to cause the equity financing to be funded in accordance with the terms of this Agreement when and if the Company seeks specific performance of such obligation pursuant to, in accordance with, and subject to the limitations set forth in Section 5 hereunder and clause (ii) of Section 9.12(b) of the Merger Agreement, (iii) the Fund’s obligation to specifically perform its obligation to make an equity contribution to Parent pursuant to this Agreement in accordance with the terms hereunder when and if the conditions thereto have been satisfied and Parent seeks specific performance of such obligations pursuant to, and subject to the limitations set forth in, Section 5 hereunder and clause (ii) of Section 9.12(b) of the Merger Agreement, (iv) certain Non-Recourse Parties’ obligations under, and pursuant to the terms of, the Confidentiality Agreement and (v) Parent’s obligation to pay damages solely in accordance with, and subject to the terms and conditions of, Section 9.12(c)(iv) of the Merger Agreement (the claims described in clauses (i) through (v) against any of the Persons specified in clauses (i) through (v) or any of their respective permitted successors or assigns, collectively, the “Retained Claims”);

(b)    no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent or any other Person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of any of the Company or any of its Affiliates, Parent or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for Retained Claims; and

(c)    neither the Company nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than in respect of those made by (i) the Fund in this Agreement and (ii) Parent and Merger Sub in the Transaction Agreements, provided however, that the parties hereof agree and acknowledge that the foregoing disclaimer of reliance by the Company and its Affiliates shall be in applicable in respect of any claim of actual and intentional fraud brought by the Company or any of its Affiliates against Parent or the Fund.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Company and all of its Affiliates and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. To the fullest extent permitted by Law, the Company, its security holders and their respective Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Company, its security holders or any of its respective Affiliates has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Company hereby covenants and agrees, on behalf of itself, its security holders and its respective Affiliates, that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates, its security holders and their respective Affiliates not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no Person other than the Fund and the Company (solely to the extent set forth in Section 5 hereunder) shall have any rights or remedies under, in connection with or in any manner related to this Agreement or the transactions contemplated hereby.

As used herein, the term “Non-Recourse Parties” means the Fund and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of the Fund (including but not limited to Parent and Merger Sub) and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the foregoing, and any and all former, current or future direct or indirect heirs, executors, administrators, trustees, representatives, successors or assigns of any of the foregoing.

7.    No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Fund and the Company. Together with the Merger Agreement, the Rollover Agreement and the Confidentiality Agreement, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Fund or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 2 and Section 12 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, the Fund and the Company. Any transfer in violation of the preceding sentence shall be null and void.

8.    Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)    This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort, equity or otherwise) arising out of this Agreement or any of the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b)    Each of Parent, the Company and the Fund hereby (i) consents to submit itself to the personal jurisdiction of any state or federal court located within the State of Florida for the purpose of any suit, action or proceeding (whether, in contract, tort, equity or otherwise) relating to this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any suit, action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.

(c)    EACH OF PARENT, THE COMPANY AND THE FUND HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF PARENT, THE COMPANY AND THE FUND (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(C).

9.    Counterparts. This Agreement shall not be effective until it has been executed and delivered by all parties hereto. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

10.    Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger Agreement. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of the Fund in each instance; provided, that no such written consent is required for any disclosure of the existence of this Agreement to (i) the extent required by applicable Law (provided, that Parent or the Company, as applicable, will provide the Fund an opportunity to review such required disclosure in advance of such public disclosure being made) or (ii) Parent’s or the Company’s Representatives who need to know of the existence of this Agreement.

11.    Termination. The obligation of the Fund under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged), (b) the termination of the Merger Agreement (unless the Company shall have previously commenced an action pursuant to clause (ii) of Section 5 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Fund of any obligations finally determined or agreed to be owed by the Fund, consistent with the terms hereof) (c) payment of the Damages Commitment and (d) the Company, its security holders or any of its Affiliates, or any Person claiming by, through or for the benefit of any of the foregoing, asserting a claim against any Non-Recourse Party under or in connection with the Transaction Agreements other than the Company asserting any Retained Claim against any Non-Recourse Party(ies) against which such Retained Claim may be asserted pursuant to Section 6 hereof.

12.    No Assignment. The Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by any party hereto without the prior written consent of the Fund and the Company, and the granting of such consent in a given instance shall be solely in the discretion of the Fund and the Company, respectively and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided, however, that any assignment of this Agreement to an Affiliate of Parent to whom the Merger Agreement is assigned in accordance with Section 9.11 of the Merger Agreement shall not require the consent of the Company. Any purported assignment of this Agreement or the Commitment in contravention of this Section 12 shall be void.

Sincerely,

TPG PARTNERS VII, L.P.

By:	TPG Genpar VII, L.P., its general partner

By:	TPG Genpar VII Advisors, LLC, its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

Agreed to and accepted:

OSTEON HOLDINGS, L.P.

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

Acknowledged, agreed and accepted:

EXACTECH, INC.

By:	/s/ William Petty
Name:	William Petty
Title:	Executive Chairman